EXECUTION COPY

                            WAFER PURCHASE AGREEMENT

                                 By and Between

                       LITE-ON SEMICONDUCTOR CORPORATION,

                                       and

                               ANACHIP CORPORATION

                                January 10, 2006

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1.       SCOPE................................................................3

2.       DEFINITIONS..........................................................3

3.       TERM.................................................................3

4.       PURCHASE RIGHTS AND OBLIGATIONS......................................4

5.       INTENTIONALLY OMITTED................................................4

6.       PRICE AND PAYMENT....................................................4

7.       ADDITIONAL SERVICES..................................................5

8.       WARRANTIES...........................................................6

9.       PRODUCT CHANGES AND APPROVALS........................................7

10.      INDEMNIFICATION AND LIMITATION OF LIABILITY..........................8

11.      FORCE MAJEURE........................................................9

12.      ASSIGNMENT AND SUCCESSION............................................9

13.      TERMINATION.........................................................10

14.      PARAGRAPH TITLES....................................................10

15.      GOVERNING LAW AND ARBITRATION.......................................10

16.      ENTIRE AGREEMENT....................................................10

17.      SEVERABILITY........................................................11

18.      NOTICES.............................................................11

19.      PUBLICITY...........................................................11

20.      WAIVER..............................................................11


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                            Wafer Purchase Agreement

This Wafer Purchase Agreement ("Agreement") is made and entered into as of the tenth day of January, 2006, by and between Lite-On Semiconductor Corp. with its principal place of business at 9F, 233-2 Pao Chiao Road, Hsin-Tien City, Taipei 231, Taiwan, R.O.C. (herein referred to as "LSC"), and Anachip Corporation, with its principal place of business at 2/F, 24-2 Industry E. 4th Rd., Hsinchu Science Park, Hsinchu, Taiwan, R.O.C. (herein referred to as "Anachip").

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.    SCOPE

      The purpose of this Agreement is to establish the terms and conditions under which LSC will sell to Anachip, and Anachip will purchase from LSC, semiconductor die in wafer form. This Agreement does not constitute an order. Anachip's purchase orders (a "Purchase Order") (per Section 4) will be required to purchase any Products from LSC.

2.    DEFINITIONS

      2.1   Wafer(s): Completed Products through wafer probe electrical testing.

      2.2 Product(s): All semiconductor die in wafer form which are set forth on Attachment 1, developed under Section 7, changed under Section 9 or introduced by LSC after the date of this Agreement.

      2.3 Yield: The number of die on a wafer passing wafer probe electrical testing, divided by the total number of die on a wafer.

      2.4 Wafer Lot Yield: The average Yield of all wafers in one wafer Lot as calculated in Section 2.3 above.

      2.5 Lot: A lot of wafers started together using the same lot number and processed through wafer fabrication as a single group.

      2.6 Device Type: Different die types and sizes as set forth on Attachment 1, developed under Section 7, changed under Section 9 or introduced by LSC after the date of this Agreement.

3.    TERM

      3.1 This Agreement shall be effective as of the date hereof (the "Effective Date") and continue for a period of two (2) years from the Effective Date (the "Initial Term") unless terminated earlier as otherwise provided herein. After the Initial Term, this Agreement shall be renewed for additional two (2) year periods on a period-to-period basis (each a "Renewal Term") if either party gives written notice to the other party of its offer to renew at least ninety (90) days prior to the end of the Initial Term or any Renewal Term and the other party accepts such offer.

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      3.2   Except as otherwise provided in this Agreement, upon termination of this Agreement the parties shall complete performance of all Purchase Orders accepted by LSC prior to the effective date of termination to the extent they require delivery within the two (2) month period from the effective date of termination. Any portion of an accepted Purchase Order outstanding on the effective date of termination that does not require delivery within such time shall be void. Any portion of an accepted Purchase Order outstanding on the effective date of termination that requires delivery within such two
            (2) month period shall remain in effect, subject to the terms and conditions herein.

4.    PURCHASE RIGHTS AND OBLIGATIONS

      4.1 During the Initial Term and each Renewal Term of this Agreement, Anachip shall have the right to purchase, and LSC, upon receipt of a duly completed Purchase Order, shall sell to Anachip such number of units of Products as Anachip may request.

5.    INTENTIONALLY OMITTED

6.    PRICE AND PAYMENT

      6.1 The unit price for each Product shall be equal to the average unit price for such Product purchased by Anachip from LSC during the six
            (6) months ended December 31, 2005, excepting specific price modifications as allowed herein.

      6.1.1 In the event the cost to LSC of raw wafers increases by more than twenty percent (20%) within any six (6) month period, Anachip and
            LSC   shall renegotiate in good faith an upward adjustment to the prices thereafter of Products solely to reflect such increase in the cost of raw wafers. If the parties fail to agree regarding such adjustment within two (2) months of LSC's written request therefor, either party may terminate this Agreement by giving the other party thirty (30) days written notice thereof.

      6.2 New Device Types may be introduced from time-to-time by LSC, and the prices therefore will be negotiated by Anachip and LSC in good faith at the time of initial offering for sale by LSC.

      6.3 The prices at which LSC agrees to sell the Products to Anachip pursuant to this Agreement are inclusive of epitaxial substrate costs, wafer processing costs, electrical testing per LSC's standard procedures, packaging costs for shipment per LSC's standard procedures, and any applicable taxes.

      6.4 Delivery of Products and the risk of loss shall be F.O.B. LSC's facility in Hsinchu Science Park as set forth in Incoterm 2000. It shall be the responsibility of Anachip, at its own expense, to insure any shipments against damage to or loss of Products. Unless otherwise specified by Anachip, transportation will be by the most cost effective method of transportation in keeping with any particular delivery date. Packaging of shipments shall be in accordance with LSC's standard practices. Any special packaging requested by Anachip shall be made at Anachip's expense.

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      6.5   After the Initial Term, all prices may be subject to good faith renegotiation for each Renewal Term, which new prices will become effective on the first day of such Renewal Term.

      6.6 Anachip shall make payment in full for any and all LSC invoices within sixty (60) days of the last day of the month in which the Product is shipped and invoiced. In the event Anachip fails to comply with this provision, LSC reserves the right to suspend or delay shipments. A finance charge equal to the lesser of 1.0 percent per month (12 percent APR) or the highest rate permitted by law, accrued daily, shall be assessed on all past due accounts. In any event, exercising this provision shall not in any way alter Anachip's responsibilities to abide by the terms of this Agreement.

      6.7 At all times, Anachip will receive the best price offered by LSC to commercial accounts purchasing comparable wafer quantities, excepting special discounts or other short-term promotional prices. In the event LSC offers special discounts or other short-term promotional pricing for specific Products, Anachip shall have first and equal opportunity to purchase Products under such promotions and at such promotional prices.

            6.7.1 Anachip represents and warrants that Products purchased under this Agreement are for assembly by Anachip into a higher level of assembly, and are expressly NOT for resale as die in wafer form or any other form. Anachip agrees that it shall not resell Products purchased from LSC, in wafer or die form, without the prior written consent by LSC, which consent shall not be unreasonably withheld. In addition to any other remedies available to LSC, breach of this Section 6.7.1 shall sever Section 6.7 and related subsections from this Agreement, without relieving either party from any and all remaining obligations herein.

7.    ADDITIONAL SERVICES

      7.1 Product Development: Both parties agree to use commercially reasonable efforts to develop, design and manufacture such new products as required to meet the requests of Anachip's customers. Non-recurring expense ("NRE") charges may be assessed by LSC for development of products to Anachip's specifications. Payment of NRE charges by Anachip to LSC shall not convey to Anachip any ownership interest in or any license or right to produce existing or developed products or processes of LSC.

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8.    WARRANTIES

      8.1 All Products sold by LSC under this Agreement shall have Wafer Lot traceability using a lot number assigned by LSC. Any and all communications between Anachip and LSC concerning warranty issues shall reference this lot number.

      8.2 All Products shall meet the specifications therefor set forth on Attachment 1 hereto. Any new product or Device Type introduced by LSC after the date of this Agreement or developed pursuant to
            Section 7 shall meet such specifications as Anachip and LSC shall mutually agree. Any deviations from such specifications must be approved in writing by Anachip and LSC. Products shipped by LSC to Anachip shall be electrically tested per specifications in effect at time of purchase.

      8.3 Anachip shall promptly inspect Products upon delivery of the Products to a designated Anachip facility. Anachip shall complete all inspections within thirty (30) days of delivery.

      8.4 If any Product is claimed to be defective by Anachip, Anachip may, before the end of the inspection period, submit a Corrective Action Request ("CAR") to LSC for LSC's evaluation and/or analysis of the claimed defective Product. Failure by Anachip to deliver a CAR to LSC within thirty (30) days after delivery of the Products shall constitute acceptance of the Products by Anachip.

      8.5 Upon receipt of a CAR tracking number, Anachip shall promptly return samples exhibiting the claimed defect to LSC for analysis. Cartons containing samples returned for analysis shall have the CAR tracking number clearly marked on the outside of the carton. Failure to comply with this provision may result in LSC rejecting the return shipment.

      8.6 Upon completion of LSC's analysis, LSC will judge the claim as either valid or invalid. If LSC agrees the defect as claimed is valid, a Returned Material Authorization ("RMA") number will be provided by LSC for return of the materials (wafers and/or wafer lots) claimed under the initial request. Cartons containing returned materials shall have the RMA tracking number clearly marked on the outside of the carton. Failure to comply with this provision may result in LSC rejecting the return shipment.

      8.7 If LSC determines that the defect as claimed is invalid, then Anachip may dispute the claim as set forth in Section 15.

      8.8 Upon receipt of and verification that materials returned under RMA are in good condition and of indicated quantity, LSC will issue a credit memo to Anachip for adjustment of the amount invoiced to Anachip.

      8.9 LSC's indemnification on warranty of Products shall be strictly limited as set forth in Article 10 below.

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      8.10  The provisions of the warranties set forth in this Agreement shall not apply to, and no warranty of whatever kind shall exist for, any Product or part thereof which has been subject to misuse, negligence or accident or that has been altered by anyone other than LSC nor to normal deterioration of any Product or part thereof due to wear, usage or exposure. In addition, LSC is not responsible for damages of whatever nature resulting from improper installation or operations beyond design capability, whether intentional or accidental.

      8.11 EXCEPT AS SPECIFICALLY STATED IN THIS SECTION, LSC DISCLAIMS ALL WARRANTIES, WHETHER EXPRESSED, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES AS TO THE QUALITY OF THE PRODUCTS, AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.    PRODUCT CHANGES AND APPROVALS

      9.1 After Products sold under this Agreement have been qualified and released (in accordance with the parties' course of performance) by both Anachip and LSC, all major manufacturing processes shall remain unchanged unless both parties agree via the procedure below to modify that process.

            9.1.1 LSC will provide Anachip with written notice of any proposed major process change, accompanied by the appropriate data to support the change.

            9.1.2 Anachip will have fourteen (14) working days to accept or reject the proposed change in writing. In the event Anachip fails to reply within the fourteen (14) day period, the proposed change will be considered as accepted by Anachip and may be fully implemented by LSC.

            9.1.3 Anachip shall have the right to require re-qualification of any Product where there has been a major process change. Upon Anachip's acceptance of the proposed change, the newer process shall be deemed qualified and may be fully implemented by LSC. LSC shall, through lot traceability, be able to identify Product processed under both the old and new processes.

            9.1.4 If Anachip rejects a proposed major process change, Anachip shall identify to LSC the reason for such rejection of the proposed change. LSC shall have the option, in LSC's sole discretion, to (a) continue to manufacture for Anachip hereunder using the previously qualified process; (b) eliminate such product, offering Anachip the opportunity to place a last-time buy; or (c) a combination of (a) and (b) or other alternatives as may be mutually acceptable to Anachip and LSC.

      9.2 Anachip may, at any time, submit written requests for change to Products regarding specifications, designs, drawings, features, or other characteristics of Products covered by this Agreement. LSC may, at its sole discretion, notify Anachip in writing that implementation of the requested change(s) renders LSC unable to comply with its obligations hereunder. Both parties hereby agree that any and all change requests shall be acted upon by LSC only if such suggested change is in writing, cost impacts have been evaluated, and agreement reached on new prices, NRE payments, and/or other compensation resulting from the costs associated with the requested change.

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            9.2.1 LSC will reply to all change requests submitted by Anachip in writing, indicating LSC's response to the requested change. If the requested change is accepted by LSC in writing, such change is assumed to be a written amendment to this Agreement, executed by both parties.

      9.3 Any changes to Products made in compliance with this Agreement shall not relieve LSC of any of LSC's obligations hereunder unless such relieved obligation has been covered by a written amendment to this Agreement, executed by both parties.

10.   INDEMNIFICATION AND LIMITATION OF LIABILITY

      10.1 Anachip hereby agrees to indemnify LSC against and save it harmless from all liability, claims or demands made by any party arising out of damage to any property or death or injury to any employee of LSC that is the result of negligence of Anachip.

      10.2 LSC shall at all times defend, indemnify and hold harmless Anachip, its officers, agents, directors, employees, representatives, and permitted successors and assigns from and against any and all losses, claims, demands, actions, suits, liabilities, damages, costs or other expenses (including without limitation reasonable fees and expenses of counsel and costs of investigation) related to or arising out of any acts, duties or obligations of LSC or of any personnel employed or otherwise engaged by the LSC, including (i) injury and/or death to persons including Anachip's employees, agents or representatives and damage to property, (ii) fines, levies or other charges imposed by any governmental authority or agency, (iii) failure to comply with or violation of any applicable federal, state, local, or foreign laws, regulations, rules and ordinances,
            (iv) any alleged infringement or violation of any patent right in connection with the manufacture or sale of products by Anachip using Products (unless the alleged infringement or violation was directed by Anachip or due to the design by Anachip or for causes not attributable to LSC). Anachip shall provide LSC (i) written notice of any claim, demand, action, suit or other proceeding subject to indemnification hereunder, and (ii) if such action is brought by a third party, reasonable cooperation (at LSC's expense) in the defense or settlement thereof. Notwithstanding the foregoing, LSC may be represented in, but may not control, such action, suit, or proceeding at its own expense and by its own counsel.

      10.3 LSC shall not in any circumstances be liable to Anachip for anything whatsoever other than the direct loss to Anachip (excluding any loss of use, revenue or profit by Anachip or the amount of damages awarded against Anachip in favor of, or monies paid by Anachip by way of settlement to, any third party and any costs or expenses of Anachip in connection with the same) due to the failure of Products or defective Products.

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      10.4  At all times and under all conditions, LSC's liability for direct loss or damages is strictly limited to the value of the Product shipped and invoiced, and at no time shall LSC's liability exceed the value of the original amount invoiced by LSC or paid by Anachip, whichever is less.

      10.5 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY ACTION IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OR FORM OF ACTION FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, LOSS OF PROFITS OR REVENUES, LOSS OF ANTICIPATED PROFITS OR REVENUES, OR COST OF SUBSTITUTED PRODUCTS INCURRED BY THE OTHER PARTY OR ANY OTHER PARTY AS A RESULT OF THE PRODUCTS PROVIDED UNDER THIS AGREEMENT OR IN ANY WAY ARISING OUT OF THIS AGREEMENT REGARDLESS OF WHETHER THE POSSIBILITY OF SUCH DAMAGE WAS DISCLOSED TO OR REASONABLY COULD HAVE BEEN FORESEEN BY SUCH PARTY AND THE LIABILITY OF LSC SHALL BE LIMITED TO THE TOTAL PURCHASE PRICES ACTUALLY RECEIVED BY LSC FOR THE PRODUCTS IN DISPUTE HEREUNDER.

      10.6 No action for breach of this Agreement may be commenced more than one (1) year after the date of the alleged breach.

11.   FORCE MAJEURE

      11.1 Neither party shall be liable to the other party for any inability to comply with the provisions of this Agreement due to causes reasonably beyond its control, including, but not limited to, fire, flood, earthquake, explosion, accident, acts of public enemy, riots, insurrections, war, labor disputes, transportation, or failures or delays in transportation, embargoes, acts of God, acts of any government, or any agency or department thereof or judicial action. Upon the occurrence of such a force majeure condition, the affected party shall promptly notify the other party and describe in reasonable detail the circumstances of such condition and shall promptly inform the other party of any further developments. If such non-performance continues in effect for more than ninety (90) days, the other party may, at its option, terminate this Agreement without further cause or liability. Otherwise, this Agreement shall continue in full force and effect for the remainder of its term upon cessation of such event of force majeure.

12.   ASSIGNMENT AND SUCCESSION

      12.1 Neither party may assign or transfer (by operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Anachip may assign or transfer all of its interests hereunder without the consent of LSC to any person who controls, is controlled by or is under common control with Anachip.

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      12.2  This Agreement shall be binding upon and inure to the benefit of the parties' successors and permitted assigns.

13.   TERMINATION

      13.1 Either party may terminate this Agreement immediately in the event that the other party is the subject of a petition filed in Bankruptcy Court of the United States, Singapore, Hong Kong, or Taiwan, whether voluntary or involuntary, if a receiver or trustee is appointed for all or a substantial portion of the assets of the petitioning party, or if the petitioning party makes an assignment for the benefit of its creditors.

      13.2 Unless otherwise provided herein, either party may terminate this Agreement immediately in the event that the other party is in material breach of this Agreement and has failed to cure such breach within thirty (30) days after receipt of a written notice of default by the terminating party.

14.   PARAGRAPH TITLES

      The paragraph titles herein are intended for convenience only and shall not be construed to alter either parties' obligations or rights as otherwise set forth herein.

15.   GOVERNING LAW AND ARBITRATION

      15.1 This Agreement and the performance hereunder shall in all respects be governed, construed and interpreted in accordance with laws of Taiwan, the Republic of China.

      15.2 All disputes arising in connection with this Agreement shall be settled amicably through good faith negotiation. In the event no agreement can be reached after thirty (30) days, all disputes shall be submitted to arbitration by an arbitration panel of three arbitrators in Taipei, Taiwan before and under the rules of the Arbitration Association of the Republic of China. The arbitration panel's decision shall be written and shall be final, conclusive, and binding, and judgment on any arbitration award may be entered in any court of competent jurisdiction.

16.   ENTIRE AGREEMENT

      This Agreement, including all other documents incorporated by reference and those attached hereto as Attachments, expresses the entire understanding of the parties hereto and cancels and supersedes any previous agreements, understandings or representations between the parties relating to the subject matter hereof. This Agreement may not be modified except in a writing signed by an authorized officer or representative of each party.

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17.   SEVERABILITY

      If any provision of this Agreement is held invalid, the remaining provisions shall remain valid and in force, unless such invalidity would frustrate the purpose of this Agreement.

18.   NOTICES

      Any notice to be given under this Agreement shall be in writing and shall be sent to the appropriate party at the address first stated in this Agreement, or to such other address as a party may later designate in writing to the other. Notices shall be deemed to have been adequately sent and delivered when received by the appropriate party, after having been deposited in the United States mail (registered or certified), postage prepaid.

19.   PUBLICITY

      Except as required by applicable law, neither party shall publicize or otherwise disclose the terms of this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld.

20.   WAIVER

      No failure or delay on the part of either party in the exercise of any power, right or privilege arising hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Lite-On Semiconductor Corp.                                Anachip Corporation

By:  /s/ C.H. Chen                                         By:  /s/ Jeffrey Tang
Name:  C.H. Chen                                           Name: Jeffrey Tang

Title:   Vice Chairman                                     Title:  Supervisor


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